UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2016

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2016, Silver Bay Realty Trust Corp. (the “Company”) and Silver Bay Property Corp., a subsidiary of the Company (“Property Corp.”), entered into a Separation Agreement and Release with Christine Battist (the “Separation Agreement”), the Company’s former Chief Financial Officer, in connection with Ms. Battist’s departure from the Company on September 29, 2016 (the “Separation Date”). Pursuant to the terms of the Separation Agreement, Ms. Battist has agreed to release certain claims she may have against the Company, Property Corp. and other released parties (as such term is defined in the Separation Agreement). Consistent with the Severance and Change in Control Agreement between Property Corp. and Ms. Battist dated January 21, 2016, the Company has agreed to pay Ms. Battist (1) amounts earned as an employee through the Separation Date, (2) an amount equal to $418,287.67, which equals one times Ms. Battist’s current base salary plus an amount equal to a pro-rated portion of her 2015 cash bonus, and (3) a portion of the premiums to continue Ms. Battist’s medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 18 months, commencing in November 2016, in an amount equal to the amount the Company would pay for a similarly situated active employee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ DANIEL J. BUECHLER
Daniel J. Buechler
General Counsel and Secretary

Date: October 11, 2016